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                                                                    EXHIBIT 17.1




Mr. Yoav Cohen
Chairman
insci-statements.com, corp.
2 Westborough Business Park
Westborough, MA 01581

December 21, 2000

Dear Yoav:

This letter is to indicate that I am resigning from the Board of Directors of insci-statements.com, corp. I have no disagreements with the Company.

Sincerely,

/s/ E. Ted Prince
-----------------
E. Ted Prince